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                                                               Exhibit 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Assisted Living Concepts, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-3, Amendment No. 1 to be filed on or about July 20, 1998 registering $75,000,000 aggregate principal amount of 5.625% convertible subordinated debentures due 2003 of Assisted Living Concepts, Inc. and subsidiaries of our report dated February 13, 1998, which report appears in the December 31, 1997 Annual Report on Form 10-K of Assisted Living Concepts, Inc., and subsidiaries and to the reference to our firm under heading "Experts" in the Prospectus.

/s/ KPMG Peat Marwick LLP

July 20, 1998